Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

DEL FRISCO’S RESTAURANT GROUP, INC.

NAME OF CORPORATION

The name of the corporation (the “Corporation”) is Del Frisco’s Restaurant Group, Inc.

REGISTERED OFFICE

The address of the registered office of the Corporation in the State of Delaware is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, New Castle County, and the name of its registered agent at that address is The Corporation Trust Company.

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

AUTHORIZED CAPITAL STOCK

The Corporation shall be authorized to issue one class of stock to be designated Common Stock; the total number of shares which the Corporation shall have authority to issue is 1,000, and each such share shall have a par value of $0.001.

BOARD POWER REGARDING BYLAWS

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind the bylaws of the Corporation.

ELECTION OF DIRECTORS

Elections of directors need not be by written ballot unless the bylaws of the Corporation shall so provide.

LIABILITY

A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

CORPORATE POWER

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred on stockholders herein are granted subject to this reservation.